Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com
News Release Meg Whitman Steps Off HP Inc. Board of Directors; Company Appoints Chip Bergh as New Board Chairman

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PALO ALTO, Calif., July 26, 2017 – HP Inc. (NYSE: HPQ) announced today that its Board of Directors has elected Chip Bergh as Independent Board Chairman replacing Meg Whitman who is stepping off the board, effective immediately. Whitman has served as Chairman of HP since the separation of HP Inc. and Hewlett Packard Enterprise in November 2015.

“Meg was instrumental in the formation of HP and in helping us to navigate early life as a separate company, bringing essential experience and continuity of leadership to our entire team,” said Dion Weisler, HP President and Chief Executive Officer. “I will be forever grateful to Meg for her many contributions. She is a terrific friend and advisor and will remain so as we continue executing on our strategy of reinvention. I very much look forward to working closely with Chip as our new Chairman as we shepherd HP into the future.”

“HP has now been a standalone company for almost two years and I’m proud to have helped get the company off to a great start,” said Whitman. “The HP board is among the most diverse in our industry, and the company has established a proven track record of successfully delivering on its commitments. I’m very confident in Dion’s continued vision and leadership as well as Chip’s ability to help guide the organization.”

Bergh has served as Lead Independent Director of the HP board since March 2017. He is President and Chief Executive Officer of Levi Strauss & Co., a position he has held since September 2011. Bergh previously worked at Procter and Gamble for 28 years in a variety of executive roles, including managing business in multiple regions worldwide. His last role with P&G was as Group President.

“I have deep respect for Meg, Dion and the entire HP board and leadership team and am honored by this important role as HP accelerates its innovation agenda,” said Bergh. “We have a diverse and top-performing board and we are well positioned to continue increasing long-term value for shareholders.”

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